EXHIBIT 99.1

FBR & Co. Reports First Quarter 2015 Financial Results

Financial Results for the three months ended March 31, 2015:

  Net revenues of $27.1 million
  Net loss of $2.5 million, or $0.29 per share
  Repurchased 955,796 shares at an average price of $24.85 per share
  Shareholders' equity of $235 million and tangible book value per share of $28.33

ARLINGTON, Va., April 21, 2015 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported a net loss of $2.5 million, or $0.29 per share, for the first quarter of 2015, compared to net income of $5.6 million, or $0.46 per diluted share, for the first quarter of 2014 and $0.9 million, or $0.09 per diluted share, for the fourth quarter of 2014.

"For the first quarter, equity capital markets activity, specifically IPOs and 144As, were down significantly year-over-year, and this slowdown was even more pronounced in our areas of historic strength," said Richard J. Hendrix, chairman and chief executive officer. "This weak environment contributed to an overall weak revenue quarter for FBR. While we know our quarterly results will remain volatile, based on our current pipeline, we expect improvement in both our top and bottom line over the balance of the year."

Pre-tax operating loss for the first quarter of 2015 was $3.8 million compared to operating income of $9.0 million for the first quarter of 2014 and an operating loss of $3.9 million for the fourth quarter of 2014. First quarter 2015 revenues were $27.1 million compared to $54.4 million for the first quarter of 2014 and $28.6 million for the fourth quarter of 2014.

Composition of Revenues

Investment Banking

Investment banking revenue was $12.7 million for the first quarter of 2015 compared to $36.6 million for the first quarter of 2014 and $13.5 million for the fourth quarter of 2014. First quarter revenue was generated by 13 client engagements representing $2.5 billion in transaction value.

Institutional Brokerage

Net revenue generated in institutional brokerage was $13.7 million for the first quarter of 2015, compared to $15.1 million for the first quarter of 2014 and $16.1 million for the fourth quarter of 2014. Net revenue from securities lending is included in institutional brokerage results beginning in the third quarter of 2014.

Investment Income, Net Interest Income and Dividends

The Company recognized investment income, including interest and dividends, of $0.6 million for the first quarter 2015, compared to $2.6 million for the first quarter of 2014 and a loss of $1.1 million for the fourth quarter of 2014.

Expenses

Non-compensation fixed expenses for the first quarter 2015 totaled $10.1 million, compared to $10.6 million and $12.3 million for the first and fourth quarters of 2014, respectively.

Compensation and benefits expense for the first quarter 2015 was $18.0 million or 66 percent of net revenue. This compares to $31.3 million and $16.7 million for the first and fourth quarter of 2014, respectively, representing 58 percent of net revenue for both periods. The Company anticipates that for 2015 the annual compensation-to-net revenue ratio will normalize to a level closer to the 2014 reported result.

Employees

At March 31, 2015, the Company had 290 full-time employees, compared to 300 at December 31, 2014.

Share Repurchase Activity

During the quarter, FBR repurchased 955,796 shares at an average price of $24.85 per share. Earlier today, the Board approved an increase in the Company's available repurchase authorization to a total of 750,000 shares. This authorization represents approximately 10 percent of the Company's total outstanding shares.

Since 2010, FBR has repurchased 10.4 million shares returning capital of over $203 million to shareholders.

Balance Sheet

As of March 31, 2015, FBR continues to maintain an unlevered and transparent balance sheet, with no funded debt, and cash and cash equivalents of $74 million.

Shareholders' equity as of March 31, 2015 was $235 million, and tangible book value per share was $28.33 based on 8.142 million shares outstanding, compared to shareholders' equity of $260 million, and tangible book value per share of $28.63 as of December 31, 2014.

Conference Call

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EDT, Wednesday, April 22, 2015, may do so via the Web or conference call at:

Webcast link: http://edge.media-server.com/m/p/x8ik3hkr

Conference call dial-in number (domestic, toll-free):  855.425.4204

Conference call dial-in number (international):  484.756.4245

Access code:  18450574

About FBR

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; healthcare; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. Financial results may fluctuate substantially from quarter-to-quarter depending on the number, size and timing of completed transactions. We have experienced, and expect to experience in the future, significant variations in our revenues and results of operations and, as a result, are unlikely to achieve steady and predictable earnings on a quarterly basis. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial data follows.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,
	2015	2014
REVENUES:
Investment banking:
Capital raising	$ 9,284	$ 33,316
Advisory	3,391	3,323
Institutional brokerage	12,243	15,091
Net investment income	3,350	3,834
Interest	6,985	284
Dividends & other	271	187
Total revenues	35,524	56,035
Interest expense	8,429	1,677
Revenues, net of interest expense	27,095	54,358

NON-INTEREST EXPENSES:
Compensation and benefits	17,955	31,300
Professional services	2,373	2,938
Business development	1,888	2,368
Clearing and brokerage fees	1,223	1,224
Occupancy and equipment	3,058	3,152
Communications	3,011	2,892
Other operating expenses	1,430	1,469
Total non-interest expenses	30,938	45,343

(Loss) income before income taxes	(3,843)	9,015

Income tax (benefit) provision	(1,321)	3,405

Net (loss) income	$ (2,522)	$ 5,610

Basic (loss) earnings per share	$ (0.29)	$ 0.51
Diluted (loss) earnings per share	$ (0.29)	$ 0.46

Weighted average shares - basic	8,827	10,968
Weighted average shares - diluted	8,827	12,087

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	March 31, 2015	December 31, 2014

Cash and cash equivalents	$ 74,047	$ 108,962
Receivables:
Securities borrowed	748,070	594,674
Due from brokers, dealers and clearing organizations	311,584	94,489
Customers	2,224	3,349
Other	5,486	5,227
Financial instruments owned, at fair value	149,045	166,047
Other investments, at cost	7,000	7,000
Goodwill and intangibles	4,832	4,921
Furniture, equipment and leasehold improvements, net	15,657	15,388
Deferred tax assets, net of valuation allowance	29,997	28,648
Prepaid expenses and other assets	6,457	6,392
Total assets	$ 1,354,399	$ 1,035,097

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities loaned	$ 752,909	$ 595,717
Securities sold but not yet purchased, at fair value	329,765	121,310
Accrued compensation and benefits	12,093	34,571
Accounts payable, accrued expenses and other liabilities	24,167	23,093
Total liabilities	1,118,934	774,691

Shareholders' equity:
Common stock	8	8
Additional paid-in capital	281,568	302,720
Restricted stock units	33,130	34,353
Accumulated other comprehensive income	--	44
Accumulated deficit	(79,241)	(76,719)
Total shareholders' equity	235,465	260,406

Total liabilities and shareholders' equity	$ 1,354,399	$ 1,035,097

Book Value per Share	$28.92	$29.18

Tangible Book Value per Share	$28.33	$28.63

Shares Outstanding (in thousands)	8,142	8,923

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-1 15	Q-4 14	Q-3 14	Q-2 14	Q-1 14
Revenues, net of interest expense	$ 27,095	$ 28,572	$ 42,097	$ 57,098	$ 54,358

Expenses:
Variable	5,414	4,560	13,214	22,279	19,763
Fixed	25,524	27,950	25,575	25,844	25,580

(Loss) income before income taxes	(3,843)	(3,938)	3,308	8,975	9,015
Income tax (benefit) provision	(1,321)	(4,870)	(193)	1,999	3,405

Net (loss) income	$ (2,522)	$ 932	$ 3,501	$ 6,976	$ 5,610

Return on equity (trailing twelve months)	3.3%	6.2%	8.6%	9.0%	22.4%

Fixed expenses	$ 25,524	$ 27,950	$ 25,575	$ 25,844	$ 25,580
Less: Non-cash expenses[1]	2,398	2,593	2,406	2,374	2,173
Corporate transaction costs[2]	--	1,132	--	--	--
Core fixed costs[3]	$ 23,126	$ 24,225	$ 23,169	$ 23,470	$ 23,407

Statistical Data
Revenues per employee (annualized)	$ 374	$ 381	$ 548	$ 766	$ 745

Employee count	290	300	307	298	292

[1] Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangibles.

[2] Corporate transaction costs include non-recurring costs related to moving into new office space.

[3] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.

CONTACT: Media: Shannon Hawkins at 703.469.1190 or shawkins@fbr.com
         Investors: Linda E. Eddy at 703.312.9715 or leddy@fbr.com